CURTISS-WRIGHT CORPORATION SAVINGS AND INVESTMENT PLAN As Amended and Restated effective January 1, 2015
FIFTEENTH INSTRUMENT OF AMENDMENT
Recitals:
1. Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2015.
2. Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons:
a. To limit the exception to the requirements for allocation of the Company’s non-elective contribution; and
b. To amend the hardship distributions of the Plan to conform to the requirements of the Bipartisan Budget Act of 2018.
3. Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.
4. Section 12.01(b) authorizes the Curtiss-Wright Corporation Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.
5. Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan
1.Effective January 1, 2022, Section 1.35A is added to the Plan, as follows:
“Misconduct” means any deliberate or egregious violation of the Curtiss-Wright Code of Conduct or other unlawful, dishonest, or improper conduct, on or off the job (if the conduct harms the Employer in some way or the Employer’s reputation), as determined in the sole discretion of the Administrative Committee on the basis of the particular facts and circumstances.
1.Effective January 1, 2022, Section 3.07A(a) is amended to delete the third sentence thereof and replace it with the following:
Notwithstanding the foregoing sentence, except in the case of an involuntary termination of the Member by the Employer due to Misconduct, an eligible Member who incurs a termination of employment on account of death, Disability or retirement on or after attainment of age 55 (or for the period beginning March 1, 2020 and ending December 31, 2020, a reduction in force initiative on or after attainment of age 55) and completion of at least 3 Years of Vesting Service prior to the end of any such Plan Year shall be entitled to an allocation of CW Savings Contributions and such allocation shall be based on the ratio that each such Member’s Compensation earned prior to his termination of employment bears to the total Compensation of all Members entitled to an allocation of CW Savings Contributions for the Plan Year.
1.Effective as of January 1, 2019, Section 7.04 of the Plan is amended in its entirety to read as follows:
7.04 Hardship Withdrawal

(a) A Member who has withdrawn the total amount available for withdrawal under the preceding Sections of this Article may, subject to Section 7.05, elect to withdraw not more than once in a Plan Year all or part of the Deferred Cash Contributions (including Catch-Up Contributions, Roth Deferred Cash Contributions and Roth Catch-Up Contributions) made on his behalf to his Deferred Account (his Catch-Up Account, his Roth Deferred Cash Contribution Account and his Roth Catch-Up Account) upon furnishing proof of “Hardship” satisfactory to the Administrative Committee or its designee in accordance with the provisions of paragraphs (b) and (c) below.

(b) As a condition for Hardship there must exist with respect to the Member an immediate and heavy need to draw upon his Accounts.

(i) Such immediate and heavy need shall exist only if the requested withdrawal is on account of any of the following:

(A) expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5 percent of adjusted gross income)’

(B) costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

(C) payment of tuition and related educational fees, and room and board expenses, for the next 12 months of post-secondary education of the Member, his spouse, children or dependents (as defined in Section 152 of the Code and determined without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code)

(D) payment of amounts necessary to prevent eviction of the Member from his principal residence or to avoid foreclosure on the mortgage of his principal residence;

(E) payments for burial or funeral expenses for the Member's deceased parent, spouse, children or dependents (as defined in Section 152 of the Code and without regard to Section 152(d)(1)(B) of the Code) or for a deceased primary Beneficiary under the Plan;

(F) expenses for the repair of damages to the Member's principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income).

(ii) The amount of withdrawal may not be in excess of the amount of the immediate and heavy financial need of the Member, including any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

(iii) The Member shall furnish to the Administrative Committee or its designee such supporting documents as the Administrative Committee may request in accordance with uniform and nondiscriminatory rules prescribed by the Administrative Committee or its designee.

(c) As a condition for Hardship, the Member must demonstrate that the requested withdrawal is necessary to satisfy the financial need described in paragraph (b) above. To demonstrate such necessity, the Member must request, on such form as the Administrative Committee or its designee shall prescribe, that the Administrative Committee or its designee make its determination of the necessity for the withdrawal solely on the basis of his application. In that event, the Administrative Committee or its designee shall make such determination, provided both of the following requirements are met:

(i) the Member has obtained all distributions, other than distributions available only on account of hardship; and

(ii) the Member certifies (in writing, by an electronic medium as defined in Treasury Regulation Section 1.401(a)-21(e)(3), or in such other form as authorized in IRS guidance) that he or she has insufficient cash or other liquid assets reasonably available to satisfy the need.

For purposes of clause (ii), "all other plans of the Employer and Affiliated Employers" shall include stock option plans, stock purchase plans, qualified and non-qualified deferred compensation plans, and such other plans as may be designated under regulations issued under Section 401(k) of the Code but shall not include health and welfare benefit plans or the mandatory employee contribution portion of a defined benefit plan.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this amendment has been executed on this 31st day of December 2021.
Curtiss-Wright Corporation
Administrative Committee

By:
Robert Freda